EXHIBIT 10.64

May 27, 1998

Ronald C. Fox
c/o Lund International Holdings, Inc.
911 Lund Boulevard
Anoka MN  55303-1090

RE:  POSITION WITH LUND INTERNATIONAL HOLDINGS, INC.

Dear Ron:

As per our recent discussion, Lund International Holdings, Inc. ("LIH") is offering you the position of Chief Financial Officer. This correspondence sets out the terms of our offer to you, except for the terms of our employee handbook, Insider Trading Policy, Insider Trading Compliance Program, and the Relocation Reimbursement Policy, which reflect the current policies and procedures of LIH, which are subject to change, and apply to you. A copy of the employee handbook, Insider Trading Policy, Insider Trading Compliance Program, and the Relocation Reimbursement Policy have been provided to you, prior to April 1, 1998, under separate cover.

If the terms offered in this letter are acceptable to you, please sign the letter at the bottom.

POSITION: Chief Financial Officer. Under the current organizational structure, you will perform duties as directed by, and report to, the Chief Executive Officer of the LIH. LIH reserves the right to modify your job responsibilities at its discretion.


EMPLOYMENT START DATE IN POSITION OF VICE PRESIDENT OF FINANCE: April 2, 1998

If your employment with LIH is terminated, whether voluntarily or involuntarily, within three (3) years of the above Employment Start Date, LIH will pay your reasonable moving expenses back to Colorado. Costs to relocate your private residence to Colorado are as outlined in the terms of the relocation paragraph in this letter. In other words, the terms and conditions that apply to your moving to Minnesota will apply to your move to Colorado. If your employment with LIH is voluntarily terminated within three (3) years of the above Employment Start Date, you will be entitled to three (3) months of your base salary. Separate severance or settlement amounts are outlined on pages 5-6 of this letter.

APPOINTMENT TO CHIEF FINANCIAL OFFICER POSITION DATE: May 27, 1998
-----------------------------------------------------

BASE SALARY: $130,000 on an annual basis.
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BONUS: You will be eligible for any bonus plan offered by LIH and will be in the thirty-five percent (35%) bonus bracket for the current Short Term Incentive
Plan for



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1998. LIH reserves the right to change the bonus plan at the end of any plan year as applied to the following or next plan year. Also, each bonus plan will be evaluated for any particular year, and it is understood that future bonus plans have not been adopted and have yet to be determined or approved.

BENEFITS: You are entitled to all benefits offered to other employees who are in an equivalent position with LIH. In addition, you will continue to receive the special medical coverage, "Exec-u-care", provided to you as a member of the Senior Management Team.

STOCK OPTION PLAN: In addition to the Thirty Thousand (30,000) LIH stock options you received at the time of employment with LIH on April 2, 1998, you will receive an additional Ten Thousand (10,000) LIH stock options, according to the terms of the stock option plan. For all stock options, none vest on either April 2, 1998 or May 27, 1998, but a certain number vest on the first anniversary date of the grant of options, and each year thereafter on the grant date, as follows:
The Thirty Thousand (30,000) stock options will vest at a rate of Six Thousand (6,000) per year on each April 2 (excluding 1998) until all options have vested; the Ten Thousand (10,000) stock options will vest at a rate of Two Thousand (2,000) per year on each May 27 (excluding 1998) until all options have vested. In addition, before any stock options vest, you must be employed on each anniversary date of the grant of the stock options with no break in service. The vesting schedule would be accelerated in the event of a "Change of Control", as defined and set forth in the stock option plan. The stock options are subject to, and will be issued according to, our stock option plan and may require board and/or stockholder approval.

VACATIONS: You will be eligible for a three (3) week paid vacation, accruing according to LIH's current vacation benefits.

RELOCATION EXPENSES: You will be eligible for LIH's relocation program, as modified from time to time by LIH. A copy of LIH's relocation policy has been provided to you. In addition, you are entitled to the following benefits related to your move to Minnesota:

         1. All reimbursed relocation expenses will be "grossed up" on your year-end W-2 statement.

         2. In the event you have not sold your home in Colorado following your purchase of a home in Minnesota, LIH will pay up to six (6) months of an equivalent mortgage amount, exclusive of taxes, as compared to your mortgage payment in Colorado, on your home in Minnesota. After the six (6) month period, if you have not sold your home in Colorado, you will be responsible for all mortgage payments for your Minnesota home and your Colorado home.

         3. You agree that you will make every good faith effort to sell your home in Colorado, accepting any fair market value offer in an arm's length transaction from prospective buyers. In the event you are unable to sell your home in Colorado, as described in this letter, for an amount that is not a net loss to you, and you have a good faith arm's length offer that will result in a net loss to you, you shall provide all documentation to LIH to prove the net loss to you. Once this documentation has

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established that you will suffer a net loss, you agree that LIH has the right of first refusal on any good faith offer from an arm's length buyer offering an amount that results in a net loss to you, or pay the documented net loss amount to you. If you fail to allow LIH the right of first refusal, you agree that LIH will have no further obligation to pay any mortgage payments, as set out in this letter, or any net loss amounts to you, as described in this paragraph. Further LIH has no obligation and is not bound by the terms of this letter, as those relate to the sale of your Colorado home, in the event you sell your Colorado home in a transaction that is not at arm's length, and not at a fair market value price.

         4. You will not be required to move to Minnesota until June of 1998. LIH will pay reasonable and previously authorized travel expenses for you to travel to your home in Colorado every weekend. LIH will pay for your reasonable and previously authorized living expenses in Minnesota until you have purchased your home in Minnesota.

AUTOMOBILE: During your employment with LIH, you will be provided with a late model light truck or sport utility vehicle for your use, subject to the approval of the Chief Executive Officer of LIH.

         In the position of Chief Financial Officer of LIH, you will be provided with confidential, trade secret, and/or proprietary information of Lund International Holdings, Inc., and its subsidiaries, Deflecta-Shield Corporation, and its subsidiaries, whether actually merged or not, which includes Lund Industries, Incorporated and/or any company acquired by Lund International Holdings, Inc. or its subsidiaries, or any restructured entities, (collectively referred to in this letter as the "Company"). This includes, but is not limited to, the following confidential, trade secret and/or proprietary information:

         1. Sales activities, sales records, sales histories and/or how sales have developed or changed in a particular geographical area or market or for a particular product; customer lists and/or vendor lists; and

         2. The quantity of products purchased from the Company by its customers and the prices paid, the Company's purchasing activities, advertising and promotional activities, past and present, potential sales and/or markets, market strategies; and

         3. Products' specifications, materials, costs; development of new products; inventions, modifications of current products, and information pertaining to all aspects of the Company's research and development; and

         4. The quantity of various products purchased from the Company and/or the product mix as they relate to overall sales of all products and/or a particular product; and

         5. The reasons for the use by the Company of certain methods of attachment of its products to the vehicles; manufacturing processes and/or costs and/or time and/or labor studies; the products' designs, dimensions, and tolerances; and

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         6.       The quantity of materials purchased from suppliers and/or the reason for the use of certain materials; and

         7.       Shipping methods, pricing, profit margins per products; and

         8. The financial information which is not made public in the Company's press releases, quarterly reports, Securities and Exchange Filings and/or the Company's annual reports; and

         9. Information concerning the Company's management, financial conditions, financial operations, purchasing activities, marketing plans, strategic plans, information systems, communication systems, planning activities, operational activities and plans, investor relations activities, interdepartmental communication or operational communication activities and business plans; and

         10. All other types and categories of information which are generally understood by persons involved in the automotive industry and any manufacturing operations to be trade secrets, and/or confidential information and/or proprietary information.

         You agree that you will not disclose or use at any time, only as limited by law, in any manner any confidential trade secret and/or proprietary information as defined in this letter, or elsewhere, or subsequently revealed to you to be confidential, a trade secret or proprietary information.

         You agree in the event your employment with LIH is terminated, whether voluntarily or otherwise, and/or your are separated from your employment with LIH, that you, for a period of six (6) months from the date of separation of your employment, shall not engage or participate in (whether as an employee, shareholder, owner, officer, director, partner, consultant, advisor, principal, agent, or in any other capacity) any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You further agree that you will not, for a period of six (6) months from the date of your separation of employment with LIH, whether voluntarily or otherwise, engage in or participate in, in any capacity, the solicitation of or the attempt to solicit any potential or actual product designer, supplier, customer, and/or distributor, and/or manufacturer of the Company's that you have had contact with for the two (2) years preceding your separation from employment. This restriction encompasses any business which engages in the invention, design, development, marketing, and/or selling, and/or distributing, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the

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Company has, in the preceding one (1) year before your separation, or at your separation from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

         You also agree that for a period of six (6) months from your separation from employment with the LIH, whether voluntarily or otherwise, that you will not hire or offer to hire any of the Company's directors, officers, employees, and/or agents, or attempt to and/or entice them to discontinue their relationship with the Company, and/or attempt to divert and/or divert any potential or actual product designer, customer, distributor, manufacturer, and/or supplier of the Company's that you have had contact with for the two (2) years preceding your separation from employment.

         Your obligations under this covenant not to compete shall apply to any geographical area in which the Company has engaged in business before and during your employment through production, operations, promotional, sales, distribution, or marketing activities, or has otherwise established its good will, business reputation, or any potential or actual product designer, or customer, or supplier, or distributor or manufacturing relations during the two
(2) years preceding your separation from employment.

         These confidentiality and non-compete terms of this agreement extend beyond the termination and/or separation of your employment and shall continue in full force and effect after the termination and/or separation of your employment or this agreement. You agree to always keep confidential and to not use any trade secret and/or proprietary information, as limited by applicable law.

         You agree that at the time of your termination and/or separation of employment with LIH, that you will promptly deliver to the Company all confidential, trade secret, or proprietary information and all Company property, equipment and materials.

         This agreement refers to LIH and its subsidiaries, Deflecta-Shield Corporation and its subsidiaries, and any restructured entities, because you will be privy to all operations of LIH and its subsidiaries', or restructured entities' confidential information, operations and trade secret or proprietary information.

         If you accept LIH's offer of the position of Chief Financial Officer, you understand that your employment is not for a particular time period, and that either you or LIH may terminate the employment relationship at any time for any reason or no reason. This agreement is not to be interpreted as an agreement for continued employment, because either party may terminate it at any time.

         In the event you are terminated without cause, you shall be paid, exclusive of any bonuses or other remuneration, six (6) months of your base salary effective on the date of termination, if you sign a full and complete release of all claims against the Company. However, you will not be entitled in any way to six (6) months of your base salary, if you voluntarily terminate your employment with the LIH, or you are terminated for cause, or you decline to execute the full and final release. Payment of any base salary under this paragraph does not alter LIH's agreement to pay you three (3) months base salary under the "Employment Start Date in Position of Vice President of Finance" provision on the

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first page of this letter, if you voluntarily terminate your employment within three (3) years of April 2, 1998.

         At your separation from employment, for whatever reason, LIH will pay to you any and all vacation benefits you have earned under LIH's then current vacation policy.

         It is LIH's understanding that you are not subject to any agreements or restrictions arising out of any prior employment or consulting relationship, and that by accepting this offer of employment, you will not be breaching or violating any other obligations. If any breach of a prior obligation occurs, LIH reserves the right to withdraw this offer of the position of Chief Financial Officer.

         This agreement may be severed, if any portion is determined to be unenforceable or void, with the other terms remaining in full force and effect. Also, this agreement will be interpreted under the laws of the State of Minnesota and the United States of America, and is binding on the parties, their heirs, successors, personal representative and assigns.

         This agreement supersedes, revokes, or voids all other offers, or agreements, oral or written made by LIH, or its subsidiaries, regarding any position with LIH, or any position with any of its subsidiaries. This agreement also supersedes, revokes, or voids all other offers, or agreements, oral or written you may have or have had with Deflecta-Shield Corporation, or any or its subsidiaries, which you agree shall be null, void, and superseded by this employment letter agreement with LIH when you sign at the bottom of this letter.

         Further, as to the use by you of LIH's apartment for employees in Minnesota, you agree the use of the apartment prior to the execution of this letter was and is in your capacity as an employee of Deflecta-Shield Corporation.

         If you have any questions, please feel free to contact me.

Sincerely,




/s/ William J. McMahon
-----------------------
William J. McMahon
President and Chief Executive Officer




Accepted by: /s/ Ronald C. Fox
             ----------------
                   Ronald Fox

Dated: May 27, 1998
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POLICY/PROCEDURE

Process:              Employee Transfer/Relocation Expenses
Policy No.:           HR0008
Revision No.:         1
Date                  8/20/97
Authorization


1.0      OBJECTIVE

         To provide assistance to an employee when transferred.

2.0      SCOPE

         The area senior manager secures approval from the CEO prior to any relocation. The Human Resources Department coordinates activities. Accounting is provided a budget from the area senior manager and Human Resources. This policy applies to any transfers when the distance is greater than 100 miles.

3.0      POLICY

         3.1 The company pays a seller's reasonable and customary closing costs in the case of a home sale.
         3.2 The company pays a reasonable and customary Realtor's fee in the case of a home sale.
         3.3 The company pays reasonable moving expenses including packaging and unpackaging of household goods. The moving company is contracted for by the company.
         3.4 The company pays for reasonable temporary housing for up to three months duration.
         3.5 The company pays a meal per diem of $25 while the employee is provided temporary housing.
         3.6  The company provides for two visits per month to the employee's home at the company's authorized and reasonable expense.
         3.7  The company provides for two home buying/rental trips for the employee and spouse at the company's authorized and reasonable expense.
         3.8 The company provides up to 1% in loan commitment fees when the employee purchases a home.
         3.9 The company may provide a bridge loan under certain circumstances and at current market rates to assist an employee in the purchase of a home.
         3.10 The company provides a flat payment of 2% of base annual salary for incidental moving and relocation expenses paid at closing or equivalent time.


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